UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

The Great Atlantic & Pacific Tea Company, Inc.
(Name of Issuer)
Common Stock - $1 par value
(Title of Class of Securities)
390064103
(CUSIP Number)
December 31, 2010
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☑ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) DBD Cayman, Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 3 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings Cayman II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 4 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group Cayman Investment Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 5 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group CSP II, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	OO (Delaware limited liability company)

SCHEDULE 13G	Page 6 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II General Partner, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 7 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Strategic Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 8 of 22

CUSIP No.	390064103

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II Coinvestment, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.0%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 9 of 22
ITEM 1. (a)	Name of Issuer:

The Great Atlantic & Pacific Tea Company, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

2 Paragon Drive Montvale, New Jersey 07645

ITEM 2.

(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Cayman Limited
TCG Holdings Cayman II, L.P.
TC Group Cayman Investment Holdings, L.P.
TC Group CSP II, L.L.C.
CSP II General Partner, L.P.
Carlyle Strategic Partners II, L.P.
CSP II Coinvestment, L.P.

(b)	Address of Principal Business Office:

The address for each of DBD Cayman Limited, TCG Holdings Cayman II, L.P. and TC Group Cayman Investment Holdings, L.P. is:

c/o Walkers Corporate Services Limited,
Walker House,
87 Mary Street,
George Town, Grand Cayman
KY1-9001, Cayman Islands.
The address for each of TC Group CSP II, L.L.C., CSP II General Partner, L.P., Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is:

c/o The Carlyle Group
1001 Pennsylvania Ave. NW
Suite 220 South
Washington, D.C. 20004-2505.
(c)	Citizenship of each Reporting Person is:

DBD Cayman Limited — Cayman Islands

SCHEDULE 13G	Page 10 of 22
TCG Holdings Cayman II, L.P. — Cayman Islands
TC Group Cayman Investment Holdings, L.P. — Cayman Islands
TC Group CSP II, L.L.C. — Delaware
CSP II General Partner, L.P. — Delaware
Carlyle Strategic Partners II, L.P. — Delaware
CSP II Coinvestment, L.P. — Delaware

(d)	Title of Class of Securities:

Common Stock — $1 par value

(e)	CUSIP Number:

390064103

ITEM 3.

Not applicable.
ITEM 4. Ownership
Ownership (a-c)
The ownership information presented above represents beneficial ownership of Common Stock — $1 par value of the Issuer (the “Shares”), as of December 31, 2010. As of December 31, 2010, none of the Reporting Persons beneficially owned any Shares of the Issuer.
ITEM 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].
ITEM 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable.
ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable
ITEM 8. Identification and Classification of Members of the Group
Not applicable.

SCHEDULE 13G	Page 11 of 22
ITEM 9. Notice of Dissolution of Group
Not applicable.
ITEM 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G	Page 12 of 22
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 11, 2011

DBD Cayman Limited By: DBD Cayman Holdings Limited, as its sole shareholder
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

TCG Holdings Cayman II, L.P. By: DBD Cayman Limited, as its general partner By: DBD Cayman Holdings Limited, as its sole shareholder
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

SCHEDULE 13G	Page 13 of 22

TC Group Cayman Investment Holdings, L.P.

By: TCG Holdings Cayman II, L.P., as its
general partner

By: DBD Cayman Limited, as its general
partner

By: DBD Cayman Holdings Limited, as
its sole shareholder

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

TC Group CSP II, L.L.C.
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

CSP II General Partner, L.P. By: TC Group CSP II, L.L.C., as its general partner
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

SCHEDULE 13G	Page 14 of 22

Carlyle Strategic Partners II, L.P. By: CSP II General Partner, L.P., as its general partner By: TC Group CSP II, L.L.C., as its general partner
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

CSP II Coinvestment, L.P. By: CSP II General Partner, L.P., as its general partner By: TC Group CSP II, L.L.C., as its general partner
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

SCHEDULE 13G	Page 15 of 22

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement

99.2	Power of Attorney